UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 6, 2022

Ocuphire Pharma, Inc.
(Exact name of Registrant as Specified in Its Charter)
Delaware	001-34079	11-3516358
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
37000 Grand River Avenue, Suite 120 Farmington Hills, MI		48335
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (248) 681-9815
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)) Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	OCUP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement

License Agreement

On November 6, 2022, Ocuphire Pharma, Inc. (“Ocuphire”) entered into a License and Collaboration Agreement (the “License Agreement”) with FamyGen Life Sciences, Inc. (“Famy”), pursuant to which Ocuphire granted Famy an exclusive, perpetual, sub-licensable license to develop, manufacture, import, export and commercialize (i) Nyxol for treating (a) reversal of mydriasis, (b) night vision disturbances or dim light vision, and (c) presbyopia, and (ii) Nyxol and low dose pilocarpine for treating presbyopia (together, the “Products”) worldwide except for certain countries and jurisdictions in Asia (the “Territory”). Ocuphire retains the exclusive right to develop, manufacture, have manufactured, import, export and commercialize the Product outside of the Territory.

Under the terms of the License Agreement, Ocuphire will be responsible for developing the Products in the United States, and Famy will be responsible for developing the Products in countries and jurisdictions in the Territory outside of the United States.  Famy will reimburse Ocuphire for budgeted costs related to the development of the Products through U.S. Food and Drug Administration (“FDA”) approval. The parties have agreed to establish a joint steering committee, which will oversee and make decisions regarding the development of the Products. The committee shall be composed of an equal number of representatives of Famy and Ocuphire.

Famy has agreed to procure that Viatris Inc. or its affiliates will commercialize the Products in the Territory for each indication that receives regulatory approval.

Pursuant to the License Agreement, Famy will make to Ocuphire an upfront cash payment of $35 million. In addition, with respect to each Product, Ocuphire will be eligible to receive potential additional payments of up to $130 million in the aggregate upon achieving certain specified regulatory or net sales milestones, with the first potential payment of $10 million to be made following approval by the FDA of Nyxol for reversal of mydriasis.  Ocuphire will also receive tiered royalties, starting at low double digit royalties up to low twenty percent royalties, based on the aggregate annual net sales of all Products in the United States, and will receive low double digit royalties based on all annual net sales in the Territory outside of the United States. The royalty payments will continue on a country-by-country basis from the date of the first commercial sale of the first Product in a country of the Territory until December 31, 2040.

Either party may terminate the License Agreement upon written notice in the case of the other party’s material breach (subject to applicable cure periods) or if the other party becomes subject to an insolvency event. In addition, Ocuphire may terminate the agreement in its entirety if Famy, Viatris or their affiliates commence an action challenging the validity, enforceability or scope of any of Ocuphire’s patents that are exclusively licensed to Famy. Additionally, if Famy determines not to pursue development or commercialization of a Product in a country or jurisdiction in the Territory, Famy may terminate the license with respect to such Product in such country or jurisdiction.

Each of Ocuphire and Famy has agreed to indemnify the other party against certain losses and expenses relating to any breach of the indemnifying party’s obligations, representations, warranties or covenants under the License Agreement.

The foregoing description of the License Agreement is not complete and is qualified in its entirety by reference to the License Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

See the Exhibit Index below, which is incorporated by reference herein.

EXHIBIT INDEX

Exhibit Number	Description
10.1*	License and Collaboration Agreement dated as of November 6, 2022 by and between Ocuphire Pharma, Inc. and Famy
99.1	Press Release dated November 7, 2022 issued by Ocuphire
104	Cover Page Interactive Data File (embedded within Inline XBRL document).

*
Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request. Certain portions of the License Agreement have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K because the Company customarily and actually treats the redacted information as private or confidential and the omitted information is not material. A copy of the unredacted License Agreement will be furnished to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ocuphire Pharma, Inc.

Date: November 7, 2022	By:	/s/ Mina Sooch
Mina Sooch
Chief Executive Officer